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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to US Unwired Inc.'s 1999 Equity Incentive Plan of our report dated February 3, 2001, except for Note 16 as to which the date is February 28, 2001, with respect to the consolidated financial statements and schedule of US Unwired Inc. and our report dated February 3, 2001, except for Note 9 as to which the date is February 28, 2001 with respect to the consolidated financial statements and schedule of Louisiana Unwired, LLC included in the Annual Report (Form 10-K) of US Unwired Inc. for the year ended December 31, 2000.

                                             /s/ ERNST &  YOUNG LLP

Houston, Texas
March 20, 2001